Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

Teledyne Completes Acquisition of Benthos
LOS ANGELES — January 30, 2006 — Teledyne Technologies Incorporated (NYSE: TDY) announced today that it has completed its acquisition of Benthos, Inc. (Nasdaq: BTHS) following the requisite approval of Benthos’ shareholders at a special meeting held on January 27.
Under the terms of the transaction, Teledyne will pay $17.50 in cash per common share of Benthos. The aggregate consideration for the outstanding Benthos shares was approximately $40.6 million (including payments for the settlement of outstanding stock options) or approximately $31.1 million taking into account Benthos’ net cash at September 30, 2005.
Teledyne funded the acquisition primarily from borrowings under its $280 million credit facility.
Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to an acquisition. Actual results could differ materially from these forward-looking statements. Many factors, including the company’s ability to integrate the acquisition and achieve potential synergies, could change anticipated results.

Investor	Jason VanWees
Contact:	(310) 893-1642

Press	Robyn McGowan
Contact:	(310) 893-1640